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Constellation Energy Partners Reports

Solid Fourth Quarter and Full Year 2007 Results

Announces $53.4 Million Acquisition of Woodford Shale Asset from Constellation Energy Group

BALTIMORE, Feb. 20, 2008—Constellation Energy Partners LLC (NYSE Arca: CEP) today reported fourth quarter and full year 2007 solid results, and announced a $53.4 million dropdown acquisition of interests in producing wells located in Woodford Shale in Oklahoma from an affiliate of its sponsor, Constellation Energy (NYSE: CEG).

The company produced 10,393 MMcfe for the full year 2007, up 124 percent from 2006 and resulting in adjusted EBITDA of $52.5 million, an increase of 128 percent over 2006. Net income on a generally accepted accounting principles (GAAP) basis for 2007 was $14.2 million. The company produced 4,212 MMcfe for the fourth quarter of 2007, resulting in adjusted EBITDA of $19.6 million and net income of $2.9 million on a GAAP basis.

The company expects 2008 adjusted EBITDA to range from $94 million to $105 million, an increase of 79 percent to 100 percent over 2007 results. Production in 2008 is expected to range from 17 Bcfe to 20 Bcfe, an increase of 64 percent to 92 percent over 2007.

In addition, CEP announced it is acquiring from an affiliate of its sponsor, Constellation Energy, non-operating interests in producing wells located in the Woodford Shale in Oklahoma, a portion of the asset originally acquired in 2004. Upon closing of the acquisition, which is expected by the end of the first quarter and subject to customary purchase price adjustments, CEP will obtain 13.1 Bcfe of proved reserves developed producing with an estimated daily net production of 5.7 MMcfe. CEP intends to finance the transaction with debt from its reserve-based lending facility.

“We delivered solid results and achieved the core objectives we identified at the start of the year,” said Felix Dawson, chief executive officer. “Performance was strong throughout the year in our Black Warrior Basin asset, and through a trio of acquisitions in the Cherokee Basin, we doubled net proved reserves and tripled production. We executed well in 2007, maintaining stable cash flows and delivered on our commitment to increase distributions with a 22 percent increase announced in the fourth quarter.

“Going forward, a key to driving the sustainability of our business will be balancing acquisition driven growth and operational success, and that will be a top priority in 2008,” said Dawson. “The effort to expand and strengthen our operational capabilities is well under way and we anticipate it will allow us to increase efficiency, exploit the organic growth potential of our Cherokee Basin assets and pursue consolidation opportunities in both the Cherokee and Black Warrior Basins.

“The announcement of the dropdown acquisition of the Woodford Shale asset highlights an important competitive advantage,” Dawson said. “CEP has grown its portfolio in multiple ways, through basin consolidation, coalbed methane plays and now, a dropdown acquisition from our sponsor. This demonstrated flexibility in acquisition approaches is an important differentiator for CEP in the MLP sector. The ability to execute mutually beneficial dropdown transactions was one of the main commercial concepts considered when Constellation Energy formed CEP, and we think this transaction highlights the benefits of that capability. In the future, as Constellation Energy further develops its properties, we will look to make other dropdown acquisitions.

“We begin 2008 with a strong foundation for portfolio growth and a sharpened focus on our operations,” Dawson said. “CEP continues to execute well overall and we’re in a good position to build on our past accomplishments over the coming year.”

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus interest (income) expense; depreciation, depletion and amortization; write-off of deferred financing fees; impairment of long-lived assets; (gain) loss on sale of assets; (gain) loss from equity investment; accretion of asset retirement obligation; unrealized (gain) loss on natural gas derivatives; and realized (gain) loss on cancelled natural gas derivatives.

Adjusted EBITDA is used by management to indicate (prior to the establishment of any cash reserves by our board of managers) the cash distributions we expect to pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

SEC Filings

CEP intends to file its 2007 Form 10-K on or about February 28, 2008.

Forward-Looking Statements

We make statements in this news release that are considered forward- looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Conference Call Information

The company will host a conference call today at 10:00 a.m. (ET) to review its financial results and discuss its business outlook for 2008.

To participate, analysts, investors, media and the public in the U.S. may dial (888) 322-9245 shortly before 10:00 a.m. (ET). The international phone number is (773) 756-0253. The conference password is PARTNERS.

A replay will be available approximately one hour after the end of the call by dialing (888) 457-6652 or (203) 369-1301 (international). A live audio webcast of the conference call, presentation slides and the earnings press release will be available on the Investor Relations page of Constellation Energy Partners’ Web site (http://www.constellationenergypartners.com). A webcast replay, as well as a replay in downloadable MP3 format will also be available on the site approximately one hour after the completion of the call.

Constellation Energy Partners LLC, (http://www.constellationenergypartners.com), is a limited liability company focused on the acquisition, development and exploitation of oil and natural gas properties, as well as related midstream assets.

Constellation Energy Partners LLC

Operating Statistics

	Three Months Ended December 31,			Year Ended December 31,
	2007		2006	2007		2006
Net Production:
Total production (MMcfe)	4,212		1,250	10,393		4,641
Average daily production (Mcfe/day)	45,783		13,587	28,474		12,715

Average Sales Price per Mcfe:
Net realized price, including hedges	$7.49	(a)	$8.61	$7.79	(a)	$7.95
Net realized price, excluding hedges	$6.15		$6.78	$6.34		$7.43
(a) Excludes impact of mark-to-market losses.

Net Proved Reserves:
Proved developed (Bcfe)				186.7		97.4
Proved undeveloped (Bcfe)				116.1		22.9
Total proved (Bcfe)				302.8		120.3

Net Wells Drilled and Completed	35		6	89		31
Net Recompletions	—		—	21		—

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	($ in thousands)		($ in thousands)
Oil and gas sales	$32,692	$10,763	$82,725	$36,917
(Loss) from mark-to-market activities	(4,091)	—	(6,856)	—

Total Revenues	$28,601	$10,763	$75,869	$36,917
Operating expenses:
Lease operating expenses	7,319	1,913	17,141	7,234
Cost of sales	1,132	—	1,788	—
Production taxes	1,511	443	3,646	1,783
General and administrative	3,051	1,128	9,109	4,573
Loss on sale of equipment	—	—	86	—
Depreciation, depletion and amortization	10,027	1,457	23,190	7,444
Accretion expense	101	35	312	141

Total operating expenses	23,141	4,976	55,272	21,175

Other (income) expenses:
Interest (income) expense, net	2,558	114	6,465	(247)
Other (income)	(9)	—	(109)	—

Total expenses	25,690	5,090	61,628	20,928

Net income	$2,911	$5,673	$14,241	$15,989

Adjusted EBITDA	$19,573	$7,106	$52,520	$23,025

EPS — Basic	$0.13	$0.50	$0.87	$1.41
EPS — Basic Units Outstanding	22,351,128	11,320,300	16,321,547	11,320,300

EPS — Diluted	$0.13	$0.50	$0.87	$1.41
EPS — Diluted Units Outstanding	22,353,691	11,320,300	16,325,508	11,320,300

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	December 31, 2007	December 31, 2006
	($ in thousands)
Current assets	$45,873	$26,087
Natural gas properties, net of accumulated depreciation, depletion and amortization	643,653	171,639
Other assets	17,129	5,971

Total assets	$706,655	$203,697

Current liabilities	$20,551	$9,007
Debt	153,000	22,000
Other long-term liabilities	16,702	2,730

Total liabilities	190,253	33,737

Class D Interests	7,000	8,000

Common members’ equity	505,178	148,847
Accumulated other comprehensive income	4,224	13,113

Total members’ equity	509,402	161,960

Total liabilities and members’ equity	$706,655	$203,697

Constellation Energy Partners LLC

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	($ in thousands)		($ in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$2,911	$5,673	$14,241	$15,989
Add:
Interest expense/(income), net	2,588	114	6,465	(247)
Depreciation, depletion and amortization	10,027	1,457	23,190	7,444
Accretion of asset retirement obligation	101	35	312	141
Loss on sale of asset	—	—	86	—
Loss from mark-to-market activities	4,091	—	6,856	—
Long-term incentive plan	123		145
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	(238)	(173)	1,225	(302)

Adjusted EBITDA(1)	$19,573	$7,106	$52,520	$23,025

Maintenance capital(2)	4,625		10,696
Drilling fund	(1,500)		(2,634)
Interest expense (cash)	3,345		5,935

Distributable cash	$13,103		38,523

(1)	Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies. We define Adjusted EBITDA as net income (loss) plus:
—	interest (income) expense;
—	depreciation, depletion and amortization;
—	write-off of deferred financing fees;
—	impairment of long-lived assets;
—	(gain) loss on sale of assets;
—	(gain) loss from equity investment;
—	Long-term incentive plan;
—	accretion of asset retirement obligation;
—	unrealized (gain) loss on natural gas derivatives; and
—	realized loss (gain) on cancelled natural gas derivatives
(2)	Maintenance capital expenditures are capital expenditures that we expect to make on an on-going basis to maintain our asset base (including our undeveloped leasehold acreage) at a steady level over the long term. These expenditures include the drilling and completion of additional development wells to offset the expected production decline during such period from our producing properties, as well as additions to our inventory of unproved properties or proved reserves required to maintain our asset base.